Exhibit 16.1

September 18, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by China Automotive Systems, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Form 6-K of China Automotive Systems, Inc. dated September 18, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

Attachment

Changes in Registrant’s Certifying Accountant

The Audit Committee (the “Committee”) of the Board of Directors of China Automotive Systems, Inc. (the “Company”) recently conducted a selection process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Upon completion of this process, the Committee approved (i) the dismissal of PricewaterhouseCoopers Zhong Tian LLP (“PwC”), effective September 17, 2025, and (ii) the engagement of Grant Thornton Zhitong Certified Public Accountants LLP (“Grant Thornton”), effective September 17, 2025 to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

The audit reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2023 and December 31, 2024, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2023 and December 31, 2024, and the subsequent interim period through September 17, 2025, there were no: (i) “disagreements” (within the meaning of Item 16F(a)(1)(iv) of Form 20-F and related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PwC’s satisfaction, would have caused them to make reference in connection with their audit reports to the subject matter of the disagreement; or (ii) “reportable events” (as defined in Item 16F(a)(1)(v)(A) through (D) of Form 20-F).

The Company has provided a copy of the foregoing disclosures to PwC and requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the above statements. A copy of PwC’s letter, dated September 18, 2025, is filed as Exhibit 16.1 to this Current Report on Form 6-K.

During the fiscal years ended December 31, 2023 and December 31, 2024 and the subsequent interim period through the date of this Current Report on Form 6-K, neither the Company nor anyone on the Company’s behalf consulted with Grant Thornton regarding any of the matters set forth in Item 16F(a)(2) of Form 20-F.

The Company intends to use this current report on Form 6-K and the accompanying exhibit to satisfy its reporting obligations under Item 16F of its annual report on Form 20-F for the year ending December 31, 2025 to the extent provided in and permitted by Paragraph 2 of the Instructions to Item 16F of Form 20-F and plans to incorporate Exhibit 16.1 by reference into such Form 20-F to the extent necessary to satisfy such reporting obligations.

The foregoing shall be deemed to be incorporated by reference into the registration statements on Form F-4 (File No.: 333-288447) and Form S-8 (File No. 333-126959) of the Company, filed with the U.S. Securities and Exchange Commission, and to be a part thereof from the date on which this report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.